Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson, Treasurer
847-405-2515 - dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter
Net Earnings of $352 Million and Reported EBITDA of $670 Million

Solid Execution in a Competitive, Global Marketplace Drives Strong Results

DEERFIELD, IL—August 5, 2015—CF Industries Holdings, Inc. (NYSE: CF), a global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its fiscal second quarter ended June 30, 2015.

Second Quarter Highlights

▪	Strong operating results with record best safety incident rate.

▪	Reported EBITDA(1) of $670 million.

▪	Net earnings of $352 million or $1.49 per diluted share.

▪	Executed a five-for-one share split on June 17, 2015.

▪	Repurchased 4.8 million shares since start of second quarter, 233 million shares outstanding.

▪	Focused portfolio: Acquisition of remaining GrowHow UK interest, divestiture of Keytrade AG and Houston Ammonia Terminal interests.

▪	Capacity expansions: Continued progress at both facilities with Donaldsonville urea plant start up late third quarter or early fourth quarter and UAN to follow late fourth quarter.

Year to Date Highlights

▪	Reported EBITDA(1) of $1.16 billion.

▪	Net earnings of $583 million or $2.44 per diluted share.

▪	Repurchased 8.9 million shares since the beginning of 2015.
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(1)	Earnings Before Interest, Taxes, Depreciation and Amortization. See reconciliation of EBITDA in the table accompanying this release.

Stock Split

In May 2015, the company's board of directors declared a five-for-one split of its common stock effected in the form of a stock dividend to its common stockholders. The stock split was effective June 17, 2015 for all stockholders of record on June 1, 2015. All share and per share data has been retroactively restated to reflect the stock split.

Overview of Results

CF Industries Holdings, Inc. today announced second quarter 2015 reported EBITDA of $670 million and net earnings attributable to common stockholders of $352 million, or $1.49 per diluted share. These results compare to second quarter 2014 EBITDA of $613 million and net earnings attributable to common stockholders of $313 million, or $1.22 per diluted share. Certain items impacting the company's pre-tax income and after-tax earnings per diluted share for the second quarter are detailed in the Consolidated Results portion of this release.

“Solid execution by our sales team and in our production facilities and distribution network led to the strong results for the quarter,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Our financial results for the first half of 2015 demonstrate the sustainability of our cash generation capacity, even in a supply-driven, competitive global market.”

Nitrogen product segments(2) net sales decreased in the second quarter of 2015 to $1.31 billion from $1.45 billion in the same period last year. The decrease was due to lower sales volume for all products and lower average realized prices across all segments except ammonia. Total company net sales in the prior year are not comparable given the sale of the phosphate business in March 2014 and the small level of phosphate sales that were recorded in April 2014.

Cost of sales declined 29 percent in the second quarter of 2015 compared to the second quarter of 2014 due primarily to the decline in the cost of purchased natural gas.

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(2) The company's nitrogen product segments consist of the ammonia, granular urea, UAN and Other segments as described in this release.

Industry Conditions

In the second quarter, the nitrogen market continued to be supply-driven, with the large availability of internationally sourced product limiting price upside.

Favorable weather conditions throughout the Midwest and Canada late in the first quarter through May allowed the ammonia season to begin earlier than normal and drove strong North American agricultural ammonia demand, especially in the Western Cornbelt. However, international ammonia prices, as indicated by the Tampa import price, declined during the quarter due to high supply from the Middle East and Russia.

Late in the first quarter, the Chinese fertilizer industry association announced an increase in export floor prices for urea, which caused global prices to increase early in the second quarter. Many North American urea buyers had delayed purchases, which contributed to tight inventory conditions as imported urea was not able to reach regional destinations in time to meet all farm-level demand. These factors contributed to an increase in NOLA urea prices from $270 per ton at the start of the quarter to a peak of $360 per ton during the quarter. By late June, prices began to decline again toward the global cost floor, $280-$290 per ton, as the spring season in the Northern Hemisphere came to a close and retailers and wholesalers attempted to end the season with low inventory.

UAN prices in North America declined during the second quarter due to a high level of imports and lower UAN demand resulting from wet weather in May and June, which limited post-plant applications. For the full fertilizer year, however, UAN demand was broadly consistent with prior years.

Outlook

CF Industries entered the third quarter with an excellent order book for ammonia and UAN, supporting an expectation of 2016 fertilizer year demand consistent with 2015 levels.

Wet weather and reduced yield estimates, especially for corn, had driven price increases in grains, giving farmers opportunities to lock in positive returns for the 2015 crop. As a result, the company forecasts farmers to plant 89.5 million acres of corn next year, compared to 88.9 million acres in the current year. This is expected to support steady North American nitrogen fertilizer demand, including direct application of ammonia in the fall season.

Given current projections for total urea demand and supply from outside of China, Chinese urea exports are expected to surpass 12 million tons in 2015. Additionally, new operating capacity for urea outside of China is estimated at 5.5 million tons in 2015, which will be the largest single-year volume increase since the mid-1980s. Even with the additional capacity, Chinese anthracite coal-based production will continue to be the marginal global supplier. The global capacity additions will keep pressure on urea and other nitrogen fertilizer prices, particularly UAN. North American demand for UAN is projected essentially unchanged in 2016 compared to 2015.

Natural Gas Costs

North American natural gas continues to provide the company a cost advantage compared to other global producers. This enduring advantage underpins CF Industries’ strong and sustainable cash generation capacity. In the second quarter of 2015, the average cost of natural gas purchased by the company was $2.67 per MMBtu, a 36 percent decline year-over-year.

During the second quarter, gas rig counts stabilized from the previous quarter's decline. As a result, natural gas production has remained relatively strong and consistent. This production strength has more than offset increased demand from coal-to-gas switching and exports to Mexico, resulting in a current storage balance of 2.9 TCF, or 25.5 percent above last year at this time and approximately 3 percent above the five-year average.

During the second quarter, CF Industries hedged additional natural gas volumes for 2015 through 2017. The company has collars in place with strike prices of $2.30 for the floor and $3.20 for the ceiling for an average of 4.3 million MMBtus per month for July through December (roughly 20 percent of the company’s 2015 gas requirements) and swaps with an average price of $2.92 per MMBtu for an average of 9.4 million MMBtus per month for July through December (roughly 45 percent of the company’s 2015 gas requirements). The company remains approximately 35 percent un-hedged for the remainder of 2015.

For January through December of 2016, the company has entered into swaps with an average strike price of $3.10 per MMBtu for an average of 9.9 million MMBtus per month (approximately 38 percent of the company’s 2016 gas requirements).
Additionally, the company hedged a portion of its gas needs in 2017 with swaps at an average strike price of $3.35 per MMBtu for 8.3 million MMBtus per month for January through December 2017 (approximately 30 percent of the company’s 2017 gas requirements).
In total, system-wide hedges through both collars and swaps account for approximately 39 percent of the company’s gas requirements at a weighted-average price of $3.13 per MMBtu for July 2015 through December 2017.
Capital Deployment Activities

During the second quarter, CF Industries continued to invest capital to grow the business and increase total shareholder return.

Share Repurchases

In the second quarter, the company repurchased 4.5 million shares for approximately $268 million. Subsequent to the quarter end, the company repurchased 358,000 shares for $22.5 million, bringing shares outstanding down to 233 million as of July 31, 2015. Including shares repurchased during the first quarter, this brings the company’s year-to-date share repurchases to 8.9 million shares for approximately $527 million.

Capacity Expansion Projects Update

The company’s capacity expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa, continued to make progress during the quarter.

Wet weather at Donaldsonville during the second quarter tripled the lost work time that would normally be expected. As a result, the Donaldsonville urea plant is expected to start up late in the third quarter of 2015 or early in the fourth quarter of 2015, with the UAN plant to follow later in the fourth quarter of 2015 and the ammonia plant to follow in early 2016. The ammonia and urea plants at Port Neal continue to be on schedule for start-up in 2016. The total capital cost forecast remains in line with the estimate of $4.2 billion, plus or minus a few percentage points.

Once completed, the expansion projects will increase CF Industries’ nitrogen capacity by more than 25 percent. As a result of the expansion, the company’s nitrogen nutrient capacity per share will increase from roughly 30 tons per thousand shares today to approximately 38 tons per thousand shares by the end of 2016, with further growth potential based on share repurchases.

For the full year 2015, the company expects total capital expenditures in the range of $2.0 billion to $2.5 billion. This consists of between $1.5 billion and $2.0 billion for the capacity expansion projects and approximately $500 million of sustaining and other capital expenditures.

Portfolio Focus

Since the start of the second quarter, CF Industries took several steps to focus its portfolio and help drive shareholder value.

•	Acquired the remaining interest of GrowHow UK for $580 million. The acquisition closed on July 31, 2015, bringing the number of CF Industries’ consolidated nitrogen complexes globally to nine.

•	Sold the company’s 50 percent interest in Keytrade AG, a fertilizer trading company located in Zurich, Switzerland.

•	Sold the company’s 50 percent interest in the Houston Ammonia Terminal, an ammonia storage joint venture located in Houston, Texas.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$1,311.5	$1,472.7	$2,265.1	$2,605.3
Cost of sales	625.6	882.4	1,163.4	1,572.2
Gross margin	$685.9	$590.3	$1,101.7	$1,033.1

Gross margin percentage	52.3%	40.1%	48.6%	39.7%

EBITDA	$669.5	$613.0	$1,155.6	$1,872.7

Net earnings attributable to common stockholders	$351.9	$312.6	$582.5	$1,021.1

Diluted earnings per share(1)	$1.49	$1.22	$2.44	$3.85

Tons of product sold (000s):
Nitrogen product segments	3,611	3,790	6,523	6,808
Phosphate segment	—	59	—	487
Total tons of product sold	3,611	3,849	6,523	7,295

Cost of natural gas:
Purchased natural gas costs (per MMBtu)(2)	$2.60	$4.65	$2.78	$4.95
Realized derivatives loss (gain) (per MMBtu)(3)	0.07	(0.46)	0.29	(0.68)
Cost of natural gas (per MMBtu)	$2.67	$4.19	$3.07	$4.27

Average daily market price of natural gas
Henry Hub (per MMBtu)	$2.72	$4.58	$2.80	$4.81

Capital expenditures	$587.1	$292.6	$1,031.9	$685.0

Production volume by product tons (000s):
Ammonia(4)	1,843	1,747	3,660	3,547
Granular urea	593	646	1,218	1,192
UAN (32%)	1,484	1,385	2,914	2,934
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(1)	On June 17, 2015, CF Industries common stock split 5 for 1. The per share amounts for all prior periods have been restated to reflect the stock split.

(2)	Includes the cost of natural gas purchased during the period for use in production.

(3)	Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

CF Industries recognized revenue from the phosphate business as recently as the early part of the second quarter of 2014 due to sales of phosphate inventory that remained in its distribution system after the sale of the phosphate business to The Mosaic Company ("Mosaic") in the first quarter of 2014. Because of the sale of the phosphate business, the phosphate segment ceased to have reported results after the second quarter of 2014. The phosphate segment will continue to be shown only until there are no prior year results from this segment.

Comparison of 2015 to 2014 Second Quarter periods:

•
Net sales for the nitrogen product segments decreased primarily due to decreased sales volumes in urea and UAN and lower average prices in these segments due to a competitive global pricing environment. These were partially offset by a higher average realized price for ammonia.

•
EBITDA increased due to lower natural gas costs compared to the prior year, an unrealized gain of $18.4 million on natural gas derivatives compared to an unrealized loss of $28.6 million in 2014, and a gain on foreign currency derivatives in 2015 compared to losses on foreign currency derivatives in 2014. These were partially offset by a loss associated with the sale of non-operating equity method investment.

Certain items impacting the company's income and after-tax earnings per diluted share for the second quarter of 2015 and 2014 are highlighted below:

	Three months ended June 30, 2015		Three months ended June 30, 2014
	Pre-tax Impact	After-tax EPS Impact	Pre-tax Impact	After-tax EPS Impact
	(in millions, except per share amounts)
Loss/(gain) on mark-to-market - natural gas	$(18.4)	$(0.05)	$28.6	$0.07
Loss/(gain) on foreign currency derivatives	(4.5)	(0.01)	1.1	—
Expansion project expenses	12.6	0.03	7.0	0.02
Loss on sale of equity method investments	42.8	0.13	—	—
Loss/expense/(gain/income) sub-total	$32.5	$0.10	$36.7	$0.09

First half 2015 reported EBITDA was $1.2 billion and net earnings attributable to common stockholders was $583 million, or $2.44 per diluted share, compared to EBITDA of $1.9 billion and net earnings attributable to common stockholders of $1.0 billion, or $3.85 per diluted share, for the comparable period in 2014. First half 2014 EBITDA included $747 million of pre-tax gain on sale of the phosphate business, and net earnings included $461 million, or $1.74 per diluted share, of after-tax gain.

Certain items impacting the company's income and after-tax earnings per diluted share for the first six months of 2015 and 2014 are highlighted below.

	Six months ended June 30, 2015		Six months ended June 30, 2014
	Pre-tax Impact	After-tax EPS Impact	Pre-tax Impact	After-tax EPS Impact
	(in millions, except per share amounts)
Loss/(gain) on mark-to-market - natural gas	$(47.1)	$(0.12)	$51.2	$0.12
Loss/(gain) on foreign currency derivatives	18.7	0.05	0.2	—
Expansion project expenses	21.7	0.06	15.1	0.04
Loss on sale of equity method investments	42.8	0.13	—	—
Gain on sale of phosphate business	—	—	(747.1)	(1.74)
Loss/expense/(gain/income) sub-total	$36.1	$0.12	$(680.6)	$(1.58)

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea and UAN solution.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$599.0	$604.8	$886.7	$877.2
Cost of sales	260.0	376.4	427.8	524.5
Gross margin	$339.0	$228.4	$458.9	$352.7

Gross margin percentage	56.6%	37.8%	51.8%	40.2%

Sales volume by product tons (000s)	1,060	1,112	1,591	1,689
Sales volume by nutrient tons (000s)(1)	870	912	1,305	1,385

Average selling price per product ton	$565	$544	$557	$519
Average selling price per nutrient ton(1)	689	663	679	633

Gross margin per product ton	$320	$205	$288	$209
Gross margin per nutrient ton(1)	390	250	352	255

Depreciation and amortization	$21.0	$17.6	$43.5	$36.8
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Second Quarter periods:

•	Ammonia sales volume decreased by 5 percent in the second quarter of 2015 from record levels seen in the second quarter of 2014 due to lower sales in the Eastern Cornbelt on account of wet weather.

•
Average selling prices increased in the second quarter of 2015 compared to 2014 due primarily to more favorable application conditions driving stronger demand for agricultural ammonia as customers showed a preference for ammonia compared to other forms of nitrogen.

•	Ammonia gross margin and gross margin per ton increased in 2015 from 2014 due to both higher average selling prices and significantly lower gas costs leading to lower cost of sales.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$211.0	$267.6	$423.2	$483.8
Cost of sales	92.4	142.9	192.5	257.4
Gross margin	$118.6	$124.7	$230.7	$226.4

Gross margin percentage	56.2%	46.6%	54.5%	46.8%

Sales volume by product tons (000s)	600	677	1,216	1,255
Sales volume by nutrient tons (000s)(1)	276	311	559	577

Average selling price per product ton	$352	$395	$348	$385
Average selling price per nutrient ton(1)	764	860	757	838

Gross margin per product ton	$198	$184	$190	$180
Gross margin per nutrient ton(1)	430	401	413	392

Depreciation and amortization	$10.1	$10.0	$20.3	$17.9
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Second Quarter periods:

•	Granular urea sales volume decreased as supply availability was reduced due to plant maintenance and tie-ins related to the capacity expansions at Donaldsonville, limiting sales.

•	Granular urea average price per ton decreased due to an abundance of global supply, primarily from China.

•
Gross margin per ton improved in 2015 compared to 2014 driven by lower gas costs leading to lower costs of sale despite a lower average selling price. Gross margin for the first six months of 2015 compares favorably to 2014, driven by lower gas cost.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$407.4	$456.5	$763.1	$856.4
Cost of sales	204.8	255.2	401.8	473.0
Gross margin	$202.6	$201.3	$361.3	$383.4

Gross margin percentage	49.7%	44.1%	47.3%	44.8%

Sales volume by product tons (000s)	1,504	1,526	2,821	2,977
Sales volume by nutrient tons (000s)(1)	475	482	889	938

Average selling price per product ton	$271	$299	$271	$288
Average selling price per nutrient ton(1)	858	947	858	913

Gross margin per product ton	$135	$132	$128	$129
Gross margin per nutrient ton(1)	427	418	406	409

Depreciation and amortization	$46.2	$44.8	$96.8	$96.6
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Second Quarter periods:

•	UAN sales volume decreased as wet weather towards the end of the quarter impacted demand. Additionally, fewer attractive sales opportunities where product was available put pressure on volumes.

•	UAN average price per ton decreased due to a combination of increased imports into North America and a reduction in demand associated with wet weather, particularly in the Eastern Cornbelt.

•	UAN gross margin per ton improved in 2015 compared to 2014, driven by lower gas costs leading to lower cost of sales, despite a lower average selling price.

Other Segment

CF Industries’ other segment includes ammonium nitrate (AN), diesel exhaust fluid (DEF) and urea liquor. AN is a granular, nitrogen-based product with a nitrogen content of 34 percent. DEF is an aqueous urea solution made with 32.5 percent high-purity urea and 67.5 percent deionized water. Urea liquor is a liquid product that the company sells as a chemical intermediate in concentrations of 40 percent, 50 percent and 70 percent urea.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$94.1	$120.5	$192.1	$219.5
Cost of sales	68.4	86.2	141.3	159.0
Gross margin	$25.7	$34.3	$50.8	$60.5

Gross margin percentage	27.3%	28.5%	26.4%	27.6%

Sales volume by product tons (000s)	447	475	895	887
Sales volume by nutrient tons (000s)(1)	121	132	241	245

Average selling price per product ton	$211	$254	$215	$247
Average selling price per nutrient ton(1)	778	913	797	896

Gross margin per product ton	$57	$72	$57	$68
Gross margin per nutrient ton(1)	212	260	211	247

Depreciation and amortization	$17.1	$15.6	$39.6	$31.3
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 Second Quarter periods:

•	Other segment volume was lower due to reduced AN demand from agricultural customers.

•	Other segment average selling price decreased due to a shift in product mix to lower-priced industrial AN from agricultural AN.

•	Other segment cost of sales decreased primarily due to lower realized natural gas costs and unrealized gains on natural gas derivatives in 2015 compared to unrealized losses in 2014.

Environmental, Health & Safety Performance

As of June 30, 2015, CF Industries' 12-month rolling average recordable incidence rate was 0.89 incidents per 200,000 work-hours, the company's lowest level ever. The most recently available three-year average for the company's broad set of peer chemical companies is 2.8 incidents per 200,000 work hours.

“The safety of our employees, contractors and the communities in which we do business is our first thought each day," said Mr. Will. "We remain committed to building on the progress we've made and ensuring that each of us lives our culture of safety."

Balance Sheet and Cash Flow Items

As of June 30, 2015, CF Industries had total liquidity of $2.3 billion including its undrawn revolving credit facility. Total long-term debt was $4.6 billion.

Total cash capital expenditures during the quarter were $587.1 million. Of this, $453.7 million was related to the capacity expansion projects, bringing project announcement-to-date cash expenditures to $2.6 billion. In addition to the year-to-date cash expenditures, the company has accrued payables related to the expansion projects of $406.5 million. Capital expenditures during the second quarter for sustaining items totaled approximately $133.4 million.

During the second quarter, the company repurchased 4.5 million shares for approximately $268.1 million. Subsequent to the quarter, the company repurchased about 358,000 shares for $22.5 million, bringing the company's shares outstanding down to 233.0 million shares as of July 31 2015. As a result of the share repurchases and high-return investments in production growth, the company's nitrogen capacity per thousand shares has increased by 189 percent, from approximately 11 tons prior to the acquisition of Terra Industries to above 30 tons today.

Dividend Payment

On July 23, 2015, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 31, 2015, to stockholders of record as of August 14, 2015.

Conference Call

CF Industries will hold a conference call to discuss these second quarter and year-to-date results at 8:30 a.m. ET on Thursday, August 6, 2015. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans; and statements about future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America and the United Kingdom; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and U.K. agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; an inability to achieve, or delay in achieving, the expected benefits of the GrowHow transaction as contemplated; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; and our ability to manage our indebtedness. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries website. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RESULTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except per share amounts)
Net sales	$1,311.5	$1,472.7	$2,265.1	$2,605.3
Cost of sales	625.6	882.4	1,163.4	1,572.2
Gross margin	685.9	590.3	1,101.7	1,033.1
Selling, general and administrative expenses	37.9	39.5	78.0	81.2
Other operating—net	22.4	21.6	40.6	15.8
Total other operating costs and expenses	60.3	61.1	118.6	97.0
Gain on sale of phosphate business	—	—	—	747.1
Equity in earnings of operating affiliates	4.7	2.1	14.4	17.9
Operating earnings	630.3	531.3	997.5	1,701.1
Interest expense	29.0	50.7	62.9	90.7
Interest income	(0.2)	(0.3)	(0.6)	(0.5)
Other non-operating—net	0.5	0.7	0.5	0.6
Earnings before income taxes and equity in (losses) earnings of non-operating affiliates	601.0	480.2	934.7	1,610.3
Income tax provision	200.7	157.2	313.4	570.4
Equity in (losses) earnings of non-operating affiliates—net of taxes	(35.5)	1.7	(20.6)	5.2
Net earnings	364.8	324.7	600.7	1,045.1
Less: Net earnings attributable to noncontrolling interest	12.9	12.1	18.2	24.0
Net earnings attributable to common stockholders	$351.9	$312.6	$582.5	$1,021.1

Net earnings per share attributable to common stockholders(1):
Basic	$1.50	$1.22	$2.45	$3.86
Diluted	$1.49	$1.22	$2.44	$3.85

Weighted-average common shares outstanding(1):
Basic	235.2	255.3	237.4	264.5
Diluted	236.1	256.0	238.3	265.3
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(1)	On June 17, 2015, CF Industries common stock split 5 for 1. The share and per share amounts for all prior periods have been restated to reflect the stock split.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2015	December 31, 2014
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$809.9	$1,996.6
Restricted cash	54.0	86.1
Accounts receivable—net	194.9	191.5
Inventories	205.3	202.9
Deferred income taxes	53.8	84.0
Prepaid income taxes	14.7	34.8
Other current assets	33.8	18.6
Total current assets	1,366.4	2,614.5
Property, plant and equipment—net	6,465.6	5,525.8
Investments in and advances to affiliates	808.7	861.5
Goodwill	2,090.8	2,092.8
Other assets	266.9	243.6
Total assets	$10,998.4	$11,338.2

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$701.2	$589.9
Income taxes payable	12.4	16.0
Customer advances	17.3	325.4
Other current liabilities	22.6	48.4
Total current liabilities	753.5	979.7
Long-term debt	4,592.6	4,592.5
Deferred income taxes	776.5	818.6
Other liabilities	400.0	374.9
Equity:
Stockholders' equity	4,115.9	4,209.7
Noncontrolling interest	359.9	362.8
Total equity	4,475.8	4,572.5
Total liabilities and equity	$10,998.4	$11,338.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions)
Operating Activities:
Net earnings	$364.8	$324.7	$600.7	$1,045.1
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	103.9	97.8	219.3	203.1
Deferred income taxes	(6.0)	(16.0)	(5.7)	1.1
Stock-based compensation expense	4.2	6.2	8.1	10.0
Excess tax benefit from stock-based compensation	(0.3)	(0.7)	(1.8)	(5.2)
Unrealized (gain) loss on derivatives	(32.6)	39.5	(43.2)	61.4
Loss on sale of equity method investments	42.8	—	42.8	—
Gain on sale of phosphate business	—	—	—	(747.1)
Loss on disposal of property, plant and equipment	8.1	0.9	13.6	1.0
Undistributed earnings of affiliates—net of taxes	2.2	(3.7)	(16.2)	(15.1)
Changes in:
Accounts receivable—net	(27.8)	(44.3)	(3.7)	(12.1)
Inventories	60.0	176.3	(8.0)	64.0
Accrued and prepaid income taxes	(53.2)	(257.3)	30.4	22.6
Accounts payable and accrued expenses	(22.6)	(97.8)	(33.2)	(30.4)
Customer advances	(477.9)	(414.0)	(308.1)	(57.2)
Other—net	2.3	(6.3)	3.8	14.1
Net cash (used in) provided by operating activities	(32.1)	(194.7)	498.8	555.3
Investing Activities:
Additions to property, plant and equipment	(587.1)	(292.6)	(1,031.9)	(685.0)
Proceeds from sale of property, plant and equipment	4.7	4.6	8.0	5.9
Proceeds from sale of equity method investment	12.8	—	12.8	—
Proceeds from sale of phosphate business	—	—	—	1,353.6
Deposits to restricted cash funds	—	—	—	(505.0)
Withdrawals from restricted cash funds	9.3	8.3	32.1	14.0
Other—net	(11.5)	11.0	(22.4)	16.8
Net cash (used in) provided by investing activities	(571.8)	(268.7)	(1,001.4)	200.3
Financing Activities:
Proceeds from long-term borrowings	—	—	—	1,494.2
Financing fees	—	(0.3)	(2.0)	(16.0)
Purchases of treasury stock	(286.9)	(809.4)	(523.1)	(1,591.2)
Dividends paid on common stock	(70.7)	(52.0)	(142.5)	(107.2)
Distributions to noncontrolling interest	(9.6)	(13.9)	(21.1)	(23.5)
Issuances of common stock under employee stock plans	1.7	0.3	7.4	9.7
Excess tax benefit from stock-based compensation	0.3	0.7	1.8	5.2
Other—net	—	—	—	(43.0)
Net cash used in financing activities	(365.2)	(874.6)	(679.5)	(271.8)
Effect of exchange rate changes on cash and cash equivalents	0.2	1.9	(4.6)	(0.5)
(Decrease) increase in cash and cash equivalents	(968.9)	(1,336.1)	(1,186.7)	483.3
Cash and cash equivalents at beginning of period	1,778.8	3,530.2	1,996.6	1,710.8
Cash and cash equivalents at end of period	$809.9	$2,194.1	$809.9	$2,194.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SEGMENT DATA

Phosphate Segment

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Net sales	$—	$23.3	$—	$168.4
Cost of sales	—	21.7	—	158.3
Gross margin	$—	$1.6	$—	$10.1

Gross margin percentage	—%	6.9%	—%	6.0%

Sales volume by product tons (000s)(1)	—	59	—	487

Average selling price per product ton	$—	$395	$—	$346

Gross margin per product ton	$—	$27	$—	$21
_______________________________________________________________________________
(1) Represents DAP and MAP product sales.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the fertilizer industry.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions)
Net earnings attributable to common stockholders	$351.9	$312.6	$582.5	$1,021.1
Interest expense (income)—net	28.8	50.4	62.3	90.2
Income taxes(1)	189.8	157.2	302.5	570.4
Depreciation and amortization	103.9	97.8	219.3	203.1
Less: other adjustments	(4.9)	(5.0)	(11.0)	(12.1)

EBITDA	$669.5	$613.0	$1,155.6	$1,872.7
_______________________________________________________________________________

(1)	Includes the tax benefit on loss on sale of non-operating equity method investment for $10.9 million for both the three and six months ended June 30, 2015, respectively.

Notes:

Net earnings and EBITDA for the three months ended June 30, 2015 include a $18.4 million unrealized net mark-to-market gain on natural gas derivatives, $4.5 million gain on foreign currency derivatives, $42.8 million loss on sale of equity method investments and $12.6 million of expansion project expenses.

Net earnings and EBITDA for the six months ended June 30, 2015 include a $47.1 million unrealized net mark-to-market gain on natural gas derivatives, $18.7 million loss on foreign currency derivatives, $42.8 million loss on sale of equity method investments and $21.7 million of expansion project expenses.

Net earnings and EBITDA for the three months ended June 30, 2014 include a $28.6 million unrealized net mark-to-market loss on natural gas derivatives, $1.1 million loss on foreign currency derivatives and $7.0 million of expansion project expenses.

Net earnings for the six months ended June 30, 2014 includes a $461.0 million net of tax gain on the sale of the phosphate business. EBITDA for the six months ended June 30, 2014 includes a $747.1 million pre-tax gain on sale of the phosphate business.

Net earnings and EBITDA for the six months ended June 30, 2014 include a $51.2 million unrealized net mark-to-market loss on natural gas derivatives, $0.2 million loss on foreign currency derivatives and $15.1 million of expansion project expenses.